Exhibit A-3

                      1998 EQUITY OWNERSHIP PLAN
                                  OF
                 ENTERGY CORPORATION AND SUBSIDIARIES


                               ARTICLE I

                                PURPOSE


1.1 Purpose. The purpose of this 1998 Equity Ownership Plan of the Entergy Corporation and Subsidiaries (the "Plan") is to give key employees and outside directors of Entergy Corporation (or "Entergy" as defined in Section 2.5 below) and corporations with respect to which Entergy owns, or directly or indirectly controls, the majority of the combined voting power ("Subsidiaries") (hereinafter Entergy and Subsidiaries shall be collectively referred to as "Companies" ) an opportunity to acquire shares of Common Stock (as defined in Section 2.3 below), to more closely tie the interests of key employees and outside directors to those of Entergy shareholders and to reward the effective leadership of the Companies through the use of equity incentives.

1. 2 Scope and Duration
(a)  Awards under the Plan may be granted in the following forms:
 (i) Options ("Options") as described in Article V, including, without limitation, Incentive Stock Options ("Incentive Stock Options") as provided in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code" ), and related equity maintenance rights as described in Article V;
(ii) Shares of Common Stock of Entergy which are restricted as provided in Article VI ( "Restricted Shares" );
(iii)Shares of Common Stock of Entergy which are subject to attainment of certain Performance Goals during a Performance Period as provided in Article VII ( "Performance Shares" ); and
(iii)Equity  Awards and related benefits as described in  Article
     VIII ( "Equity Awards" ).

(b) Subject to Section 10.1, the maximum aggregate of twelve million (12,000,000) shares of Common Stock shall be available for delivery pursuant to Awards (as defined in Section 2.1) of Options, Restricted Shares, Performance Shares, Equity Awards or Additional Equity Awards granted from time to time under the Plan. Shares of Common Stock delivered under this Plan shall be authorized but unissued shares or open market shares of Entergy. Shares of Common Stock purchased on the open market shall be purchased and held, in such manner, as from time to time determined by the Committee, so that such shares are not returned to the status of authorized but unissued shares of Entergy but are available for Awards under the Plan. Shares of Common Stock covered by Awards which are not earned, or which are forfeited or terminated for any reason, and Options which expire unexercised or which are exchanged for other Awards, shall again be available for subsequent Awards under the Plan. Shares received in connection with the exercise of Options by delivery of other shares of Common Stock, and shares related to that portion of an Award utilized for the payment of withholding taxes shall again be available for Awards under the Plan. Shares of Common Stock which are surrendered by reason of forfeiture, or which are received in connection with the exercise of Options by delivery of other shares of Common Stock, shall be held by such person or persons (including, but not limited to, Entergy, any Subsidiary, or any employee or agent thereof, or any agent of the Plan), and in such manner, as from time to time shall be directed by the Committee, so that such shares are not returned to the status of authorized but unissued shares of Entergy, but are available for subsequent Awards under the Plan. Except to the extent used for the payment of withholding taxes, cash dividends or cash dividend equivalents, any Award, or portion thereof, which is settled in cash shall be applied against the maximum allocation of shares. Shares of Common Stock that are delivered to a Participant under the Plan as a result of the reinvestment of cash dividends or dividend equivalents in conjunction with Awards shall be applied against the maximum allocation of shares.


                              ARTICLE II

                              DEFINITIONS

The following words and phrases shall have the respective meanings under the Plan as hereinafter set forth unless the context clearly requires a different meaning:

2.1 "Award" shall mean the beneficial interest in or right to any Option, Restricted Shares, Performance Shares or Equity Awards granted from time to time under the Plan by the Committee subject to such restrictions, terms and conditions as the Committee may determine.

2.2  "Board" shall mean the Board of Directors of Entergy Corporation.

2.3 "Code" shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendment or successor provisions to such section and any regulation under such section.

2.4  "Committee" shall mean the Committee provided for in Section 3.1.

2.5 "Common Stock" shall mean shares of common stock of Entergy Corporation and the common stock of any successor corporation by merger or reorganization.

2.6 "Covered Participant" shall mean a Participant who is a "covered employee" as defined in Section 162(m)(3) of the Code, and the regulations promulgated thereunder, or who the Committee believes will be such a covered employee for a Plan Year, and who the Committee believes will have remuneration in excess of $1,000,000 for the applicable period, as provided in Section 162(m) of the Code.

2.7 "Employer" shall, except as otherwise determined by the Committee, mean, with respect to a given Participant and a given Award, Entergy or the Subsidiary for whom such Participant is employed at the time an Award is granted under this Plan.

2.8 "Entergy" shall mean Entergy Corporation, a Florida corporation, and any successor of such corporation as a result of any reorganization or merger.

2.9 "Equity Award" shall mean an Award of a unit whose value is related to the value of shares of Common Stock but does not represent actual shares of Common Stock at the time such an Award is granted.

2.10 "Fair Market Value" shall mean the closing price of the Common Stock as reported on the New York Stock Exchange Composite Tape on the date the respective Award is granted or such other value as the Committee may determine represents the then current traded value of a share of Common Stock.

2.11 "Options" shall mean any nonstatutory stock options or Incentive Stock Options (as defined in Section 5.3), or both, granted under the Plan.

2.12 "Participant" shall mean any key employee or outside director who is granted an Award under the Plan.

2.13 "Performance Goals" shall mean the goals for a Performance Period which are established by the Committee against which performance will be measured.

2.14 "Performance Period" shall mean the period designated by the Committee during which Performance Goals must be attained.

2.15 "Performance Shares" shall mean shares of Common Stock of Entergy Corporation which are awarded subject to attainment of Performance Goals during the applicable Performance Period.
2.16 "Plan" shall mean the 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries, as from time to time amended.

2.17 "Restricted Shares" shall mean shares of Common Stock of Entergy Corporation which are awarded subject to restrictions on the holder's right to sell, transfer, pledge or assign such shares and with such other restrictions as the Committee may determine in accordance with the provisions of Article VI of the Plan.


                              ARTICLE III

                            ADMINISTRATION

3.1 Committee. The Plan shall be administered by the Personnel Committee or any successor thereto of the Board or such other committee as determined by the Board (the "Committee"). The Committee shall be comprised solely of two or more outside directors of the Board within the meaning of Section 162(m) of the Code and who are also non-employee directors within the meaning of Rule 16b-3, as amended, or other applicable rules under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

3.2 Powers of Committee. The Committee shall have plenary authority in its discretion, subject to and not inconsistent with the express provisions of this Plan:

(a) To grant Options, to determine the purchase price of the Common Stock covered by each Option, the term of each Option, the key employees and outside directors to whom, and the time or times at which Options shall be granted and the number of shares to be covered by each Option;

(b) To designate Options as nonstatutory stock options or Incentive Stock Options and to determine which Options, if any, shall be accompanied by additional equity maintenance rights as described in Section 5.2;

(c) To grant Restricted Shares and to determine the term of the Restricted Period (as defined in Article VI) and restrictions, forfeiture provisions and other conditions applicable to such Restricted Shares, the key employees and outside directors to whom, and the time or times at which, Restricted Shares shall be granted;

(d) To grant Performance Shares and to determine the Performance Goals, Performance Period and other conditions applicable to such Performance Shares, the key employees and outside directors to whom, and the time or times at which, Performance Shares shall be granted;

(e) To grant or establish Equity Award Accounts pursuant to the terms of Article VIII, to determine restrictions related to such Equity Awards and any allocations to or distributions from such Equity Award Accounts, the key employees and outside directors to whom and the time or times when participation therein shall be permitted hereunder and the number of Equity Awards to be allocated to such Equity Award Accounts for Participants;

(e)  To interpret the Plan subject to the terms of Section 3.4;

(g) To prescribe, amend and rescind rules and regulations relating to the Plan subject to the terms of Section 3.4;

(h) To determine the terms and provisions of the Options, Restricted Shares, Performance Shares or Equity Award agreements (which need not be identical) and to cause the respective Employers to enter into such agreements with such Participants in connection with Awards under the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

3.3 Delegation of Duties. With the exception of the authority to grant Awards to persons subject to Sections 16(a) and 16(b) of the Exchange Act, to persons who are Covered Participants, or to make other determinations regarding such persons the Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ attorneys, consultants, accountants or other persons and the Committee, Entergy and its officers and directors shall be entitled to rely upon the advice, opinions or evaluations of any such persons. However, the Committee may not delegate its authority if such delegation would cause the Plan not to comply to the extent required with the requirements of Rule 16b-3 or any successor rule under the Exchange Act or with the requirements of Section 162(m) of the Code.

3.4 Interpretations. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, Entergy and all other interested persons. No member or agent of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or Awards made hereunder, and all members and agents of the Committee shall be fully protected by Entergy in respect of any such action, determination or interpretation. Subject to the express provisions of the Plan, the Committee may interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, determine the terms and provisions of the respective Awards and make all other determinations it deems necessary or advisable for the administration of the Plan.

3.5 Non-Uniform Determinations. The Committee's determinations under the Plan, including without limitation, determinations as to the key employees or outside directors to receive Awards, the terms and provisions of such Awards and the agreement(s) evidencing the same, need not be uniform and may be made by it selectively among the key employees or outside directors who receive or are eligible to receive Awards under the Plan, whether or not such key employees or outside directors are similarly situated.


                              ARTICLE IV

                             PARTICIPATION

4.1 Eligibility. Key employees of Entergy or any of its Subsidiaries or outside directors of the Board, who, in the opinion of the Committee, have significant responsibility for the continued growth, development and financial success of the Companies shall be eligible to be granted Awards under the Plan. Subject to the provisions of the Plan, the Committee shall from time to time select from such eligible persons those to whom Awards shall be granted and determine the amount of such Award. No employee or outside director of Entergy or its Subsidiaries shall have any vested right to be granted an Award under the Plan.

4.2 Dividend Equivalents. In the discretion of the Committee, an Award made in the form of an Equity Award may provide, subject to such restrictions, terms and conditions as the Committee may establish, for (i) the crediting to the account of, or the current payment to, each Participant who has such an Award of an amount equal to cash dividends and stock dividends (collectively, "Dividends") paid by Entergy upon one share of Common Stock for each share of Common Stock subject to each Equity Award ("Dividend Equivalents"), or (ii) the deemed reinvestment of such Dividend Equivalents in the form of additional Equity Awards credited to the Participant's Equity Award Account ("Additional Equity Awards").


                               ARTICLE V

                             STOCK OPTIONS

5.1 General Provisions. The Committee may grant Options to such key employees and outside directors whom the Committee determines to be eligible pursuant to the terms of Article IV. Such Options shall be in such form and upon such terms and conditions as the Committee shall from time to time determine, subject to the following:

          (a) Option Price. The Option Price of each Option to purchase Common Stock shall be determined by the Committee, but shall not be less than the Fair Market Value on the date the Option is granted.

          (b) Term of Options. No Option shall be exercisable prior to six months, or after ten years, from the date such Option is granted.

          (c) Payment of Option Price. The purchase price of the shares as to which an Option is exercised shall be paid in accordance with such terms and conditions and by such means as the Committee shall determine.

          (d) Exercise of Options. Options shall be subject to such terms and conditions, shall be exercisable at such time or times, and shall be evidenced by such form of written option agreement between the Participant and the Employer, as the Committee shall determine; provided, that such determinations are not inconsis tent with the other provisions of the Plan. The Committee may, in its discretion, accelerate the ability to exercise any Option in whole or in part at any time. The Committee may also permit
     Participants,   either  on  a  selective  or   aggregate   basis,
     simultaneously to exercise Options and sell the shares of Common Stock thereby acquired pursuant to a brokerage or similar arrangement, approved in advance by the Committee, and use the proceeds from such sale as payment of the purchase price of such shares.

(e) Non-Transferability of Options. Options granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, and Options and rights may be exercised during the lifetime of the Participant only by the Participant or by the Participant's guardian or legal representative. Notwithstanding the foregoing sentence, Options which are not Incentive Stock Options may be transferred to family members or charities. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an option, or levy of attachment or similar process upon the Option not specifically permitted herein shall be null and void and without effect.

          (f) Maximum Number of Shares. The total number of shares of Common Stock which any single Participant may be allowed to purchase pursuant to the exercise of Options granted under this Plan shall not exceed 25% of the total number of shares of Common Stock available under this Plan, subject to adjustment in the same manner as provided in Section 10.1.

5.2 Equity Maintenance. If the Participant exercises an Option during the term of his employment with Entergy or its Subsidiaries and, subject to Committee approval, pays the purchase price (or any portion thereof) of the shares of Common Stock as to which such Option applies through the surrender of shares of outstanding Common Stock previously held in the Participant's name, the Committee may, in its discretion, grant to such Participant an additional Option to purchase the number of shares of Common Stock equal to the shares of Common Stock so surrendered by such Participant. Any such additional Options granted by the Committee shall be exercisable at the Fair Market Value of Common Stock determined as of the respective dates such additional Options may be granted. As stated above, such additional Options may be granted only in connection with the exercise of Options by the Participant during the term of his active employment with Entergy or its Subsidiaries. The grant of such additional Options under this Section 5.2 shall be made upon such other terms and conditions as the Committee may from time to time determine consistent with Section 5.1 above.

5.3  Incentive  Stock  Options.  The  Committee  may  elect  to  grant
     Incentive Stock Options for the purchase of shares of Common Stock to the key employees whom the Committee determines to be eligible pursuant to the terms of Article IV. To the extent the Committee elects to grant Incentive Stock Options under the Plan, such Incentive Stock Options shall be subject to the limitations under Section 422 of the Code including, without limitation, the time limitations on the Award of any such Incentive Stock Options.

5.4 Limitations on Exercise. The aggregate Fair Market Value (determined with respect to each Incentive Stock Option as of the time such Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of Entergy or any of its Subsidiaries) shall not exceed $100,000. To the extent to which such Fair Market Value exceeds $100,000, such Option shall be treated, for federal income tax purposes, as a nonstatutory stock option.


                              ARTICLE VI

                        RESTRICTED SHARE AWARDS

6.1 Grant of Restricted Shares. The Committee may award Restricted Shares to such key employees and outside directors whom the Committee determines to be eligible pursuant to the terms of
     Article IV. An Award of Restricted Shares may be subject to restrictions on transfer and forfeitability provisions, all as the Committee may determine. Such Restricted Shares shall be awarded based on such other terms and conditions as the Committee shall from time to time determine subject to the provisions of the Plan; provided, however, the Participant shall be entitled to any voting rights relative to such Restricted Shares during the Restricted Period as defined below.

6.2 Award and Delivery of Restricted Shares. At the time an Award of Restricted Shares is made, the Committee shall establish a period of time (the "Restricted Period") applicable to such an Award. Each Award of Restricted Shares may have a different Restricted Period. The Committee may, in its sole discretion, at the time an Award is made, prescribe conditions for the incremental lapse of restrictions during the Restricted Period and for the lapse or termination of restrictions upon the satisfaction of other conditions in addition to or other than the expiration of the
     Restricted Period with respect to all or any portion of the Restricted Shares; provided, however, that any Participant subject to Section 16 of the Exchange Act shall be prohibited from selling such shares for a period of six (6) months from the grant thereof.

6.3 Dividends on Restricted Shares. Any and all cash and stock dividends paid with respect to the Restricted Shares shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements (including, without limitation, the reinvestment of such dividends in the form of Equity Awards) as the Committee may, in its discretion, determine.

6.4 Forfeiture. Upon the forfeiture of any Restricted Shares (including any additional Restricted Shares which may result from the reinvestment of cash and stock dividends in accordance with such rules as the Committee may establish pursuant to Section 6.3), such forfeited shares shall be surrendered. The Participant shall have the same rights and privileges, and be subject to the same restrictions, with respect to any additional shares received pursuant to Section 10.1 due to recapitalization, mergers, or the like.

6.5 Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee or at such earlier time as provided for in Section 6.2, the restrictions applicable to the Restricted Shares shall lapse and a stock certificate for the number of Restricted Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, except any that may be imposed by law, to the Participant or the Participant's beneficiary or estate, as the case may be.


                              ARTICLE VII

                       PERFORMANCE SHARE AWARDS

7.1 Award of Performance Shares. The Committee may award Performance Shares to such key employees and outside directors whom the Committee determines to be eligible pursuant to the terms of
     Article IV. An Award of Performance Shares shall be subject to the attainment of specified Performance Goals during a Performance Period, both of which the Committee may determine. Performance Goals can be based on one or more business criteria that apply to the Participant, a business unit or Entergy Corporation as a whole, or any combination thereof.

7.2 Award of Performance Shares to Covered Participants. Awards of Performance Shares to Covered Participants shall also be governed by the conditions of this Section 7.2 in addition to the other requirements set forth in this Plan. Should conditions set forth under this Section 7.2. conflict with the other provisions of this Plan, the conditions of this Section 7.2 shall prevail.

          (a) The Performance Goals, the objective formula or standards for computing the number of Performance Shares payable to a Covered Participant if the Performance Goals are attained and the Performance Period shall be established by the Committee in writing prior to the beginning of the Performance Period, or by such other later date as may be permitted under Section 162(m) of the Code.

           (b) The number of Performance Shares payable to a single Participant pursuant to this Plan shall not exceed 25% of the total number of shares of Common Stock available under this Plan, subject to adjustment in the same manner as provided in Section 10.1.

          (c) The Performance Goals may be based upon or may relate to one or any combination of the following business criteria: EBITDA, EBIT, net income, earnings per share, operating cash flow, cash flow, return on equity, sales, budget achievement, productivity, price of Entergy Corporation stock, market share, total return to shareholder, return on capital, net cash flow, cash available to parent, net operating profit after taxes (NOPAT), economic value added (EVA), expense spending, O&M expense, expense, O&M or capital/kwh, capital spending, gross margin, net margin, market capitalization, market value, debt ratio, equity ratio, return on assets, profit margin, customer growth or customer satisfaction.
     The  Performance Goals may be stated in terms of absolute  levels or  relative  to another company or companies or to an  index  or
     indices.   The  Performance Goals established  by  the  Committee
     shall be adjusted to reflect capital changes and shall exclude unusual or nonrecurring events, including extraordinary items,
     changes   in   accounting  principles,  discontinued  operations,
     acquisitions, divestitures and material restructuring charges.

          (d) The Performance Goals shall not allow for any discretion by the Committee as to an increase in any Award, but discretion to lower an Award is permissible.

          (e) The Award and payment of any Award under this Plan to a Covered Participant with respect to a relevant Performance Period shall be contingent upon the attainment of the Performance Goals that are applicable to such Covered Participant. The Committee shall certify in writing prior to payment any such Award that such applicable Performance Goals relating to the Award are satisfied. Approved minutes of the Committee may be used for this purpose.

(g) All Awards to Covered Participants under this Plan shall be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purpose of this Section 7.2.

7.3 Delivery of Performance Shares. Delivery of Performance Shares shall not be made until after the end of the Performance Period. Any Participant subject to Section 16 of the Exchange Act shall be prohibited from selling such shares for a period of six (6) months from the delivery thereof.


                             ARTICLE VIII

                             EQUITY AWARDS

8.1 Issuance of Equity Awards. An Equity Award may be granted to such key employees and outside directors as the Committee determines pursuant to the terms of Article IV. In addition, the Committee may permit such key employees and outside directors to purchase Equity Awards under such terms and conditions as the Committee, in its discretion, may determine. In the case of a purchase, the Equity Award shall be in the form of units, each of which represents one share of Common Stock, the purchase price of which shall not be less than 80% of the closing price of a share of Common Stock as reported on the New York Stock Exchange Composite Tape on the date such award is purchased. Key employees and outside directors who are permitted to purchase Equity Awards shall make the election to do so at least six (6) months in advance of the purchase of the Equity Award. Equity
     Awards shall be allocated to a Participant's respective Equity Award Account (as defined in Section 8.3) at such time or times, in such amounts, subject to such restrictions and in accordance with such terms and conditions as the Committee, in its discretion, may determine.

8.2 Funding. In the case of Equity Awards granted under the Plan, no shares of Common Stock shall be issued at the time the Award is made, and Entergy, the Employer and Plan, or any one of them, shall not be required to set aside a fund for the payment of any such Award.

8.3 Equity Award Accounts. An Equity Award granted to a key employee shall be credited to an Equity Award Account (the "Equity Award Account") established and maintained for such Participant. The Equity Award Account of a Participant shall be the record of Equity Awards granted to him under the Plan, solely for accounting purposes and, as provided in Section 8.2 above, shall not require a segregation of any Entergy or Subsidiary assets.

8.4 Maturity of Equity Awards. All Equity Awards granted to a Partici pant (including all Additional Equity Awards as defined in Section 4.2 related to such Equity Awards) shall become fully matured at time or times or under such circumstances as the Committee shall from time to time determine.

8.5 Payment of Equity Awards. A Participant who has received an Equity Award allocated to his Equity Award Account shall be entitled to receive a distribution from the Employer with respect to each then mature Equity Award allocated to his Equity Award Account at such time or times, and in such form, which may include shares, cash or a combination thereof, as the Committee shall determine.

8.6 Non-Transferability. Equity Awards granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any Participant subject to Section 16 of the Exchange Act shall be prohibited from selling such shares for a period of six (6) months from the acquisition thereof.


                              ARTICLE IX

                 TERMINATION OR AMENDMENT OF THE PLAN

9.1 Termination and Amendment. The Committee may suspend, terminate, modify or amend the Plan, provided, if exemption from Section 162(m) deduction limits is to be continued, that any amendment is made with Board and shareholder approval if shareholder approval is necessary to comply with any tax, regulatory or exchange requirement, including for these purposes, the requirements for the performance-based compensation exception under Section 162(m) of the Code. If the Plan is terminated, the terms of the Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination.


                               ARTICLE X

                          GENERAL PROVISIONS

10.1 Adjustments Upon Changes in Capitalization. Notwithstanding any other provision of the Plan, the Committee may, at any time, make or provide for such adjustments to the Plan, to the number and class of shares available thereunder or to any outstanding Options, Restricted Shares, Performance Shares or Equity Awards as it shall deem appropriate to prevent dilution or enlargement of rights, including adjustments in the event of distributions to  holders  of  Common Stock other than a normal cash  dividend, changes in the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like. Any such determination by the Committee shall be conclusive.

10.2 Fractional Shares. The Employer shall not be required to deliver any fractional share of Common Stock but may pay, in lieu thereof, the Fair Market Value of such fractional share to the Participant or the Participant's beneficiary or estate, as the case may be. For purposes of this Section 10.2, the Fair Market Value shall be determined as of the following dates: (i) the date on which restrictions lapse for Restricted Shares, (ii) the date of delivery of Performance Shares (iii) the maturity date for Equity Awards, or (iv) in any case, such other date as the Committee may determine.

10.3 Tax Withholdings. Subject to such terms and conditions as may be established by the Committee, the Participant shall pay to Entergy any amount necessary to satisfy applicable federal, state or local tax withholding requirements attributable to an Award of Options, Restricted Shares, Performance Shares or Equity Awards under this Plan promptly upon notification of the amounts due. The Committee may permit such amount to be paid by the Participants to be withheld from the shares of Common Stock that otherwise would be distributed to such Participant upon the exercise of an Option, the lapse of restrictions applicable to Restricted Shares, the payment of Performance Shares or the maturity of Equity Awards, as applicable, or a combination of cash and shares of such Common Stock. Any such withholding on behalf of a Participant subject to Section 16 of the Exchange
     Act  shall  be  made  in accordance with the provisions  of  Rule
     16(b)-3(e).

10.4 Legal and Other Requirements. The obligation of Entergy or its Subsidiaries to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933 if deemed necessary or appropriate by Entergy. Certificates for shares of Common Stock issued hereunder may be legended as the Committee shall deem appropriate.

10.5 Effective Date. The Plan shall become effective as of January 1, 1998, subject to the approval of Entergy shareholders at Entergy's 1998 annual meeting of shareholders and receipt of any necessary governmental approvals including, but not limited to, any approval of the Securities and Exchange Commission which may be required under the Public Utility Holding Company Act of 1935.

10.6 Written Agreements. Each Award of Options, Restricted Shares, Performance Shares or Equity Awards shall be evidenced by a written agreement which shall contain such restrictions, terms and conditions as the Committee may require. Notwithstanding anything to the contrary contained in the Plan, neither Entergy nor its Subsidiaries bear any obligation to grant any Awards under the Plan to any Participant hereunder unless such Participant shall execute all appropriate agreements with respect to such Awards in such form as the Committee may determine from time to time.

10.7 Effect on Other Plans. Awards may be granted singly, in combination or in tandem (except where prohibited by applicable law) and may be made in combination or tandem with or as alternatives to, awards or grants under any other employee plan maintained by Entergy or its Subsidiaries; provided that the adoption of the Plan shall have no effect on awards made or to be made pursuant to other stock plans covering the employees of Entergy, its Subsidiaries or its successors thereto. Awards under the Plan shall not constitute earnings for purposes of any pension plan covering employees of Entergy or its Subsidiaries except as otherwise expressly provided in any such pension plan.

10.8 Right to Terminate Employment. Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any key employee the right to continue in the employment of Entergy or any Subsidiary or affect any right which Entergy or any Subsidiary may have to terminate the employment of such key employee.

10.9 Notices. Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered to Entergy on the date it is personally delivered to the Secretary of Entergy at its principal executive offices or three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Secretary at such offices, and shall be deemed delivered to a Participant on the date it is personally delivered to him or three business days after it is sent by registered or certificate mail, postage prepaid, addressed to him at the last address shown for him on the records of Entergy and its Subsidiaries.

10.10 Applicable Law. All questions pertaining to the validity, construction and administration of the Plan and rights and benefits granted hereunder shall be determined in conformity with the laws of the State of Louisiana, to the extent not preempted or controlled by the laws of the United States and regulations thereunder.

10.11 Compliance with Section 16. With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act or required by the Securities and Exchange Commission. To the extent any provisions of the Plan or action by the Committee is deemed not to comply with an applicable condition of Rule 16b-3, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.